Exhibit 21.1

Subsidiaries of Sajan, Inc

The following are subsidiaries of Sajan, Inc.:

State of Incorporation
Sajan, LLC	Delaware
Sajan Software, Limited	Ireland
Sajan India Software Private, Limited	India